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                                                                    EXHIBIT 99.4

                               CREDIT SUISSE LOGO


                               OFFER TO EXCHANGE

                   ALL OUTSTANDING AMERICAN DEPOSITARY SHARES

                                       OF

                                 CENTERPULSE AG

                                      FOR

                                      CASH
                                      AND
                             SHARES OF COMMON STOCK

                                       OF

                             ZIMMER HOLDINGS, INC.

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       10:00 A.M., NEW YORK CITY TIME, 4:00 P.M., CENTRAL EUROPEAN TIME,

           ON MONDAY, AUGUST 25, 2003, UNLESS THE OFFER IS EXTENDED.


                                                                 June [--], 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by Zimmer Holding, Inc., a Delaware corporation ("Zimmer"), to act as dealer manager in connection with Zimmer's offer to exchange 0.368 of a share of Zimmer common stock, par value $0.01 per share, and the U.S. dollar equivalent of CHF 12 in cash, without interest, for each outstanding American depositary share ("ADS") of Centerpulse AG, a listed company incorporated in Switzerland ("Centerpulse"), upon the terms and subject to the conditions set forth in the Offer to Exchange, dated June [--], 2003 (the "Prospectus"), and in the related ADS Letter of Transmittal (which, together with the Prospectus, and any amendments or supplements thereto, collectively constitute the "Offer"), enclosed herewith. The Offer is being made in connection with Zimmer's offer to acquire all outstanding Centerpulse registered shares, including registered shares represented by Centerpulse ADSs.

     Holders whose Centerpulse ADSs are not immediately available or who cannot deliver their American depositary receipts ("ADRs") evidencing such Centerpulse ADSs and all other required documents to Mellon Investor Services LLC, as U.S. exchange agent for the Offer, or complete the procedures for book-entry transfer prior to the expiration of the Offer must tender their Centerpulse ADSs according to the guaranteed delivery procedures set forth in the Prospectus.

     Holders of Centerpulse ADSs who validly accept the Offer may utilize a mix and match election feature whereby they may elect to receive either more shares of Zimmer common stock or more cash than the standard entitlement (the "Mix and Match Election"). Holders of Centerpulse ADSs who wish to make such an election must complete the Mix and Match Election Form attached to the ADS Letter of Transmittal and return it to the U.S. exchange agent either at the time of the submission of the ADS Letter of Transmittal or at any time thereafter, but prior to the expiration of the subsequent offering period applicable to the Offer. For a valid Mix and Match Election to be made, the properly completed and duly executed Mix and Match Election Form must be received by the U.S. exchange agent prior to the expiration date of the subsequent offering period applicable to the Offer. Any holder of Centerpulse ADSs who wishes to receive the standard entitlement need not submit or complete the Mix and Match Election Form. Holders of Centerpulse ADSs who do not properly complete and
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submit the Mix and Match Election Form to the U.S. exchange agent in a timely fashion will receive the standard entitlement of shares of Zimmer common stock and cash set forth in the Offer.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Centerpulse ADSs in your name or in the name of your nominee.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1.  The Prospectus.

     2. The ADS Letter of Transmittal to tender Centerpulse ADSs for your use and for the information of your clients with a detachable Mix and Match Election Form included therewith. Facsimile copies of the ADS Letter of Transmittal (with manual signatures) may be used to tender Centerpulse ADSs. Any holder of ADSs who wishes to receive the standard entitlement need not submit or complete a Mix and Match Election Form. Holders of ADSs who do not properly complete and submit the Mix and Match Election Form to the U.S. exchange agent in a timely fashion will receive the standard entitlement of Zimmer common stock and cash set forth in the Offer.

     3. The ADS Notice of Guaranteed Delivery for Centerpulse ADSs to be used to accept the Offer if the procedures for tendering Centerpulse ADSs set forth in the Prospectus cannot be completed on a timely basis.

     4. A printed form of letter which may be sent to your clients for whose accounts you hold Centerpulse ADSs registered in your name, with space provided for obtaining such clients' instructions with regard to the Offer.


     5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.


     6.  A return envelope addressed to the U.S. exchange agent.


     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, 4:00 P.M. CENTRAL EUROPEAN TIME, ON MONDAY, AUGUST 25, 2003, UNLESS THE OFFER IS EXTENDED.


     Please note the following:

     1. The consideration for each Centerpulse ADS is 0.368 of a share of Zimmer common stock and the U.S. dollar equivalent of CHF 12 in cash, without interest.

     2. The Mix and Match Election allows holders of Centerpulse ADSs to elect to receive either more shares of Zimmer common stock or more cash than the standard entitlement of 0.368 of a share of Zimmer common stock and the U.S. dollar equivalent of CHF 12 in cash, without interest, per Centerpulse ADS. However, this election will be available to holders of Centerpulse ADSs only to the extent that off-setting elections have been made by other tendering securityholders in the Offer or the concurrent exchange offer made by Zimmer for the bearer shares of InCentive Capital AG ("InCentive") to receive more shares of Zimmer common stock or more cash. To the extent that elections cannot be satisfied as a result of such off-setting elections, entitlements to shares of Zimmer common stock and cash in excess of the standard entitlement will be reduced on a pro rata basis. Once the share allocations have been determined, the cash element of the consideration will be reduced or increased (as the case may be) for each securityholder who has been allocated an increased or reduced number of shares of Zimmer common stock. All calculations will be made by reference to the number of acceptances and elections as of the last day of the subsequent offering period applicable to the Offer and, for the purposes of these calculations, the value per share of Zimmer common stock shall be $48.28. Holders of Centerpulse ADSs who wish to utilize the Mix and Match Election must complete the Mix and Match Election Form attached to the ADS Letter of Transmittal and return it to the U.S. exchange agent either at the time of the submission of the ADS Letter of Transmittal or at any time thereafter, but prior to the expiration of the subsequent offering period applicable to the Offer. For a valid Mix and Match Election to be made, the properly completed and duly executed Mix and Match Election Form must be received by the U.S. exchange agent prior to the expiration of the subsequent offering period applicable to the Offer. Any holder of ADSs who wishes to receive the standard entitlement need not submit or complete a Mix and Match Election Form. Holders of ADSs who do not properly complete and submit the Mix and Match Election Form to the U.S. exchange agent in a timely fashion will receive the standard entitlement of Zimmer common stock and cash set forth in the Offer.

     3. Zimmer is using the Prospectus to make the Offer for all outstanding ADSs and for all Centerpulse registered shares held by holders located in the United States. Zimmer is using a separate Swiss exchange offer prospectus, to which the

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     Prospectus is attached as an Exhibit, to make the Offer for all outstanding
     Centerpulse registered shares and ADSs held in Switzerland and in other jurisdictions outside the United States.


     4. Under Swiss law, the Offer is subject to a "cooling-off" period of 10 Swiss trading days at the beginning of the Offer period during which tenders of Centerpulse ADSs will not be recognized as valid tenders under the Offer. Therefore, July 3, 2003 is the first date upon which tenders of Centerpulse ADSs will be recognized as valid tenders under the Offer.



     5. The Offer and withdrawal rights will expire at 10:00 a.m., New York City time, 4:00 p.m., Central European time, on Monday, August 25, 2003, unless the Offer is extended.


     6. The Offer is conditioned upon, among other things, Zimmer having received valid acceptances for at least 66 2/3% of the total number of the Centerpulse registered shares outstanding, including registered shares represented by ADSs, and Centerpulse registered shares held by InCentive (if Zimmer's exchange offer for bearer shares of InCentive has become unconditional), as of the expiration of the offer period applicable to the Offer. The Offer is also subject to the other terms and conditions contained in the Prospectus.


     7. Tendering securityholders will not be obligated to pay brokerage fees or commissions to Zimmer, the U.S. exchange agent, the information agent or the dealer manager on the transfer of Centerpulse ADSs pursuant to the Offer.


     In order to take advantage of the Offer, (i) a duly executed and properly completed ADS Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or, in the case of a book-entry transfer, an agent's message or other required documents, should be sent to the U.S. exchange agent and (ii) ADRs representing the tendered Centerpulse ADSs or a timely book-entry confirmation should be delivered to the U.S. exchange agent in accordance with the instructions set forth in the Offer.

     If holders of Centerpulse ADSs wish to tender, but it is impracticable for them to forward their certificates or other required documents or complete the procedures for book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in the Prospectus.

     Neither Zimmer nor any officer, director, stockholder, agent or other representative of Zimmer will pay any fees or commissions to any broker, dealer or other person (other than the U.S. exchange agent, the information agent and the dealer manager as described in the Prospectus) for soliciting tenders of the Centerpulse ADSs pursuant to the Offer. Zimmer will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Zimmer will pay or cause to be paid any transfer taxes payable on the transfer of the Centerpulse ADSs to it, except as otherwise provided in the ADS Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Innisfree M&A Incorporated, the information agent for the Offer, or Credit Suisse First Boston LLC, the dealer manager, at their respective addresses and telephone numbers set forth in the Prospectus. Requests for copies of the enclosed materials may also be directed to the information agent.

                                         Very truly yours,

                                         Credit Suisse First Boston LLC

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF ZIMMER, THE U.S. EXCHANGE AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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